Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp’s Flowstar Technologies Secures
 Record Breaking Order Estimated to be Over $1 Million

Flowstar Technologies sells its largest well head upgrade and communication equipment and associated secured Web hosting services solution

HOUSTON, Texas and CALGARY, Alberta (Thursday July 24, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Flowstar Technologies, a wholly owned subsidiary, has signed an agreement with a Canadian-based oil and gas operator to deploy well head measurement and communication equipment and associated IFMWorks web host services to an operating gas field. Under the terms of the agreement, a minimum of 200 existing wells will be outfitted with specialized communication panels and appropriate Electronic Flow Meter (EFM) upgrades. All production data from the 200 newly serviced wells and from an additional 100 operating wells, which were previously being serviced by Flowstar, will be activated onto Wescorp Energy’s proprietary IFMWorks Web SCADA system which is designed to be used in a wide range of flow measurement and production data collection applications. IFMWorks is a web-enabled hosting solution that collects production data from remote locations and displays it to Internet-connected computers in near real time.

Mark Norris, Chairman of Wescorp commented, “We are very pleased that our customer chose Wescorp’s Flowstar solution to provide operational excellence in its gas field. Wescorp’s propriety IFMWorks boasts several distinguishing features including collection of data at central locations to minimize communication costs, data collection at the customers determined frequency, seamless transition of data to production accounting packages, alarm notification and trending of data at determined collection frequencies. Customers that are embracing this full solution are reducing operational costs and increasing reporting accuracies and efficiencies.”

Doug Biles, President and CEO commented, “This is Flowstar’s largest rollout order to date and gives us great confidence that the industry is realizing the value our technology-based solutions provide to oil and gas operators. We estimate the complete order to be in excess of one million dollars. Wescorp is becoming known as oil and gas measurement specialists and water remediation experts in our key areas of solution implementation. Materials, product and packaging for the installation of the equipment have been ordered and is currently being manufactured. Field installations will begin within 30 days.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com